Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of SOS Limited on Form S-8 (file No. 333-250141), Form F-3 (File Nos. 333-250145; 333-252279), Form F-3MEF (File No. 333-253237) and Form F-3ASR (File No. 333-253402) of our report dated May 3, 2021 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2018, 2019 and 2020, and for the three years in the period ended December 31, 2020, which report is included in this Annual Report on Form 20-F/A of the Company for the year ended December 31, 2020.

Audit Alliance LLP
Singapore
October 12, 2021